Exhibit 99.1

Large Scale Biology Corporation (LSBC) Reports

Financial Results for Second Quarter 2004

VACAVILLE, CALIFORNIA, July 28, 2004 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported results for the second quarter of 2004.

LSBC’s net loss on a GAAP basis was $4.1 million, or $0.13 per share, for the second quarter of 2004 compared to a GAAP net loss of $6.2 million, or $0.24 per share, for the second quarter of 2003 and, sequentially, to a GAAP net loss of $4.3 million, or $0.16 per share, for the first quarter of 2004. Excluding a charge of $1.1 million for severance benefits, the pro forma net loss for the second quarter of 2003 was $5.1 million, or $0.20 per share.

Revenues for the second quarter of 2004 were $0.4 million, a decrease of $0.5 million over the same period last year, and essentially the same as the first quarter of 2004. The second quarter of 2003 included $0.6 million in revenues associated with fee-for-service proteomics business, which the Company exited in the fourth quarter of 2003.

Total operating costs and expenses on a GAAP basis were $4.5 million for the second quarter of 2004, a decrease of $2.7 million, or 38%, from $7.2 million incurred in the second quarter of 2003. Excluding a charge of $1.1 million for severance benefits, total pro forma operating costs and expenses for the second quarter of 2003 were $6.1 million. Sequentially, total GAAP operating costs and expenses for the second quarter of 2004 decreased by $0.2 million, or 4%, from $4.7 million in the first quarter of 2004.

Large Scale Biology Corporation ended the quarter with approximately $7.7 million in cash and cash equivalents.

Second quarter 2004 highlights included:

•	Announced at the 56th Annual American Academy of Neurology Meeting the presence of distinct proteomic signatures in blood serum from multiple sclerosis patients using the BAMF™ Technology in an ongoing collaboration with Wake Forest University Baptist Medical Center.

•	Initiated a collaborative program to jointly develop and evaluate new therapeutics to prevent and treat diseases caused by human papillomaviruses (HPV) with the University of Louisville.

•	Initiated a biomanufacturing agreement to extract and purify Planet Biotechnology Inc.’s lead product, CaroRx™, a plant-made antibody to control dental caries.

•	Shipped LSBC’s first plant-produced recombinant product, research-grade aprotinin, to Sigma-Aldrich Fine Chemicals Corporation, a division of Sigma-Aldrich Corporation.

LSBC will also host a conference call on July 28, 2004, at 2:00 p.m. (Pacific). This call is open to the public and will be hosted by Kevin J. Ryan, President and Chief Executive Officer and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer. To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 8411018. A replay of the call will be available until 11:59 p.m. (Eastern), July 31, 2004, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 8411018. The call will also be webcast live over the internet by CCBN. To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live webcast, the call will be archived on the LSBC web site through July 31, 2004.

About Large Scale Biology Corporation

Large Scale Biology uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease. Corporate offices, R&D laboratories and Predictive Diagnostics Inc. are headquartered in Vacaville, California, and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

In this release, any statements, which refer to expectations, projections, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC’s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LSBC™, our logo and BAMF™ are trademarks of Large Scale Biology Corporation. Planet and CaroRx™ are trademarks of Planet Biotechnology, Inc.

Large Scale Biology Corporation

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$362	$903	$681	$1,757

Costs and expenses:
Development agreements	535	1,245	1,022	2,180
Research and development	2,280	2,773	4,519	6,006
General and administrative	1,638	3,140	3,564	5,781
Impairment of property	—	—	—	1,698
Amortization of purchased intangibles	—	—	—	52

Total costs and expenses	4,453	7,158	9,105	15,717

Loss from operations	(4,091)	(6,255)	(8,424)	(13,960)
Interest income, net	20	48	29	118

Net loss	$(4,071)	$(6,207)	$(8,395)	$(13,842)

Net loss per share - basic and diluted	$(0.13)	$(0.24)	$(0.29)	$(0.54)

Weighted average shares outstanding - basic and diluted	31,187	25,567	29,253	25,411

Large Scale Biology Corporation

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and marketable securities	$7,656	$7,737
Other current assets	971	971

Total current assets	8,627	8,708
Property, plant, and equipment, net	8,132	8,628
Intangible and other assets, net	3,492	3,644

	$20,251	$20,980

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,180	$1,545
Current portion of long-term debt	53	52
Deferred revenue and customer advances	150	147

Total current liabilities	1,383	1,744
Long-term debt	182	209
Accrued stock compensation	812	708

Total liabilities	2,377	2,661
Stockholders’ equity	17,874	18,319

	$20,251	$20,980